Exhibit 4.2

AMENDMENT NO. 1 TO GUARANTEE AGREEMENT

THIS AMENDMENT NO. 1 TO GUARANTEE AGREEMENT, dated as of August 16, 2007, between FIFTH THIRD BANCORP, an Ohio corporation (the “Guarantor”), having its principal office at 38 Fountain Square Plaza, Cincinnati, Ohio 45263, and WILMINGTON TRUST COMPANY, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of FIFTH THIRD CAPITAL TRUST V, a Delaware statutory trust (the “Issuer Trust”).

WHEREAS, on August 8, 2007 the Guarantor entered into a Guarantee Agreement (the “Guarantee Agreement”) under which it irrevocably and unconditionally agreed, to the extent set forth therein, to pay to the Holders the Guarantee Payments and to make certain other payments on the terms and conditions set forth therein.

WHEREAS, as of this date, the Issuer Trust is issuing $75,000,000 additional Liquidation Amount of 7.25% Trust Preferred Securities (the “Additional Preferred Securities”) representing undivided beneficial interests in the assets of the Issuer Trust.

WHEREAS, the Guarantor desires that all the provisions of the Guarantee Agreement be applicable to the Additional Preferred Securities.

NOW THEREFORE, the Guarantor executes and delivers this Amendment No. 1 to Guarantee Agreement for the benefit of the Holders from time to time of the 7.25% Trust Preferred Securities.

Article I

ADDITIONAL GUARANTEE

All of the provisions of the Guarantee Agreement, including Article V thereof containing the Guarantee, shall apply with like force and effect to the Additional Preferred Securities.

Article II

MISCELLANEOUS

2.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the Guarantee Agreement.

2.2 THIS AMENDMENT NO. 1 TO GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

2.3 This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Guarantee Agreement as of the day and year first above written.

FIFTH THIRD BANCORP

By:	/s/ Christopher G. Marshall
Name:	Christopher G. Marshall
Title:	Executive Vice President and
Chief Financial Officer

WILMINGTON TRUST COMPANY,
as Guarantee Trustee

By:	/s/ Kristin L. Moore
Name:	Kristin L. Moore
Title:	Senior Financial Services Officer